Free Writing Prospectus pursuant to Rule 433 dated February 5, 2025

Registration Statement No. 333-269296

Market Linked Securities — Leveraged Upside Participation with Contingent Absolute Return and Contingent Downside Principal at Risk Securities Linked to a Basket due February 12, 2035

Summary of Terms
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)		Underwriting discount:

up to 4.37% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 4.37% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 2.00% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.12% for each $1,000 face amount of a security WFA sells.

Market measure:

A weighted basket (the “basket”) comprised of the following basket components (each referred to as a “basket component,” and collectively as the “basket components”). For each basket component, its weighting percentage also is set forth below:

	Basket Component	Weighting Percentage
	S&P MidCap 400®Index (current Bloomberg symbol: “MID Index”)	33.34%
	S&P 500®Index (current Bloomberg symbol: “SPX Index”)	33.33%

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.30% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile*

Security Performance
Hypothetical Basket Return
150%
100%
50%
0%
-50%
-100%
115% of Basket Return
100% of absolute value of basket return
25% contingent downside
-100%
-50%
-25%
0%
50%
100%
Security Return at Maturity
Basket Return at Maturity

*assumes an upside participation rate of 115.00%

If the ending level is less than the threshold level, you will have 1-to-1 downside exposure to the decrease in the level of the basket and will lose more than 25%, and possibly all, of the face amount of your securities at maturity.

You should read the accompanying preliminary pricing supplement dated February 5, 2025, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated February 5, 2025
●
WFS product supplement No. 3 dated February 24, 2023
●
Underlier supplement no. 42 dated December 18, 2024
●
Prospectus supplement dated February 13, 2023
●
Prospectus dated February 13, 2023

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $885 and $915 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your securities.

	S&P 500®Equal Weight Index (current Bloomberg symbol: “SPW Index”)	33.33%

Pricing date:	expected to be February 7, 2025
Issue date:	expected to be February 12, 2025
Calculation day:	expected to be February 7, 2035
Stated maturity date:	expected to be February 12, 2035
Starting level:	100
Ending level:

the product of (i) 100 times (ii) the sum of (a) 1 plus (b) the sum of the products, as calculated for each basket component, of: (1) its basket component return multiplied by (2) its weighting percentage

Basket return:	ending level – starting level starting level
Initial basket component level:	with respect to a basket component, the closing level of such basket component on the pricing date
Final basket component level:	with respect to a basket component, the closing level of such basket component on the calculation day
Basket component return:

with respect to a basket component, its “basket component return” is the percentage change from its initial basket component level to its final basket component level, measured as follows:

final basket component level – initial basket component level initial basket component level

Upside participation rate:	at least 115.00%
Threshold level:	75% of the starting level
Threshold amount:	25%
Payment amount at maturity (for each $1,000 face amount of your securities):
•
if the ending level is greater than the starting level:

$1,000 + ($1,000 × basket return × upside participation rate);

•
if the ending level is less than or equal to the starting level, but greater than or equal to the threshold level:

$1,000 + ($1,000 × absolute value of the basket return); or

•
if the ending level is less than the threshold level:

$1,000 + ($1,000 × basket return)

CUSIP:	40058GRU7
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying preliminary pricing supplement

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket components, the terms of the securities and certain risks.

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 42, WFS product supplement no. 3 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 42, WFS product supplement no. 3 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 42, WFS product supplement no. 3 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 3, accompanying underlier supplement no. 42, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 3, accompanying underlier supplement no. 42, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “ Risk Factors” in the accompanying WFS product supplement no. 3, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 42, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
You May Lose Your Entire Investment in the Securities
▪
The Return on Your Securities May Change Significantly Despite Only a Small Change in the Level of the Basket
▪
Your Securities Do Not Bear Interest
▪
The Amount Payable on Your Securities Is Not Linked to the Levels of the Basket Components at Any Time Other Than the Calculation Day
▪
You Have No Shareholder Rights or Rights to Receive Any Basket Component Stock
▪
The Lower Performance of One Basket Component May Offset Increases in the Other Basket Components
▪
The Market Value of Your Securities May Be

Influenced By Many Unpredictable Factors

Additional Risks Related to the Basket Components

▪
Except to the Extent The Goldman Sachs Group, Inc. and Wells Fargo & Company (the parent company of WFS ) Are Companies Whose Common Stock Comprises Each of the S&P 500® Index and the S&P 500® Equal Weight Index, There Is No Affiliation Between the Basket Component Stock Issuers or the Basket Component Sponsors and Us or WFS

Additional Risks Related to the S&P MidCap 400® Index

▪
There Are Mid-Capitalization Risks Associated with the S&P MidCap 400® Index

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

For details about the license agreement between the basket component sponsors for the S&P MidCap 400® Index and the S&P 500® Index and the issuer, see “The Underliers — S&P MidCap 400® Index” and “The Underliers — S&P 500® Index” on pages S-138 and S-124 of the accompanying underlier supplement no. 42, respectively.

For details about the license agreement between the basket component sponsor of the S&P 500® Equal Weight Index and the issuer, see “The S&P 500® Equal Weight Index” on page PS-20 of the accompanying preliminary pricing supplement.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket components, the terms of the securities and certain risks.